Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 21, 2017
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER 2016 AND FULL YEAR 2016 FINANCIAL RESULTS

Worthington, Ohio – February 21, 2017 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the fourth quarter and the year ended December 31, 2016.

Highlights

•	Income before income tax expense was $591,000 for the three months ended December 31, 2016 and increased $355,000, or 150.4%, compared to $236,000 for the three months ended December 31, 2015.

•	Income before income tax expense was $2.4 million for the year ended December 31, 2016 and increased $1.1 million, or 89.8%, compared to $1.3 million for the year ended December 31, 2015.

•	On an after-tax basis:

o	Net income for the three months ended December 31, 2016 totaled $384,000 and decreased $3.0 million, or 88.8%, compared to net income of $3.4 million for the three months ended December 31, 2015.

o	Net income for the year ended December 31, 2016 totaled $1.6 million and decreased $2.9 million, or 63.7%, compared to net income of $4.5 million for the year ended December 31, 2015.

*Due to the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company began recording income tax expense in 2016, which impacts comparability of net income (after tax) between periods.

•	Net interest income totaled $11.3 million for the year ended December 31, 2016 and increased $1.5 million, or 15.5%, compared to $9.8 million for the year ended December 31, 2015.

•	Net loans increased $49.1 million, or 16.5%, to $346.1 million at December 31, 2016, while total assets increased $84.8 million, or 24.1%, to end the year at $436.1 million.
•	Deposits increased $84.9 million, or 29.2%, to $375.4 million at December 31, 2016.

•	Credit quality remained strong as of December 31, 2016:

o	Total criticized and classified loans decreased by $3.6 million, or 27.9%, during the twelve months ended December 31, 2016.

o	Nonperforming loans to total loans improved to 0.20% at December 31, 2016.

o	The allowance for loan and lease losses (ALLL) to total loans was 1.96% at December 31, 2016, and the ratio of ALLL to nonperforming loans was 983.7%.

The Company’s income before income tax expense for the three months ended December 31, 2016 totaled $591,000 and increased $355,000, or 150.4%, compared to income before income tax expense of $236,000 for the three months ended December 31, 2015.  The increase in income before income tax expense was due to a $425,000 increase in net interest income, a $50,000 decrease in provision expense and a $28,000 increase in noninterest income, partially offset by a $148,000 increase in noninterest expense.

The Company reversed its deferred tax valuation allowance during the fourth quarter of 2015 and began recording income tax expense in 2016,  which impacted the comparability of net income (after tax) between periods.  Net income for the three months ended December 31, 2016 totaled $384,000 and decreased $3.0 million, or 88.8%, compared to net income of $3.4 million for the three months ended December 31, 2015.  The decrease in net income was primarily due to a $3.4 million increase in income tax expense (due to the $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance in 2015 compared to income tax expense of $207,000 for the quarter ended December 31, 2016) and a $148,000 increase in noninterest expense,  which was partially offset by a $425,000 increase in net interest income, a $50,000 decrease in provision expense and a $28,000 increase in noninterest income.

Net income attributable to common stockholders for the three months ended December 31, 2016, totaled $170,000, or $0.01 per diluted common share, and decreased $3.0 million, or 94.7%, compared to net income attributable to common stockholders of $3.2 million, or $0.15 per diluted common share, for the three months ended December 31, 2015.  For the three months ended December 31, 2016 and 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 for each period.

Income before income tax expense for the twelve months ended December 31, 2016 totaled $2.4 million and increased $1.1 million, or 89.8%, compared to income before income tax expense of $1.3 million for the twelve months ended December 31, 2015.  The increase in income before income tax expense was due to a $1.5 million increase in net interest income and a $20,000 decrease in provision expense, partially offset by a $171,000 decrease in noninterest income a $212,000 increase in noninterest expense.

As previously mentioned, the Company reversed its deferred tax valuation allowance during the fourth quarter of 2015 and began recording income tax expense for 2016,  which impacted the comparability of net income (after tax) between periods.   Net income for the twelve months ended December 31, 2016 totaled $1.6 million and decreased $2.9 million compared to net income of $4.5 million for the twelve months ended December 31, 2015.  The decrease in net income was primarily due to a $4.0 million increase in income tax expense (due to the $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance in 2015, compared to income tax expense of $810,000 for the year ended December 31, 2016) a $171,000 decrease in other noninterest income, and a $212,000 increase in noninterest expense, which was partially offset by a $1.5 million increase in net interest income, and a $20,000 decrease in provision expense.

Net income attributable to common stockholders totaled $770,000, or $0.05 per diluted common share, for the year ended December 31, 2016, compared to net income attributable to common stockholders of $3.6 million, or $0.20 per diluted common share, for the year ended December 31, 2015.  For the years ended December 31, 2016 and 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $857,000 for each period.

Timothy T. O’Dell, President and CEO, commented, “We remain pleased with our business and earnings trajectories.  The investment in adding three seasoned commercial lenders, bringing our current total to eight commercial lenders, is being reflected in increasing loan pipelines.  Also, we are producing encouraging results with the increasing volumes of commercial and industrial loans.  Given our deposit growth and available capital, we believe that we are very well positioned to continue with our growth and expansion.”

Overview of Results

Net interest income.  Net interest income totaled $2.9 million for the quarter ended December 31, 2016 and increased $425,000, or 17.3%, compared to $2.5 million for the quarter ended December 31, 2015.  The increase in net interest income was primarily due to a $612,000, or 19.5%, increase in interest income, partially offset by a $187,000, or 27.3%, increase in interest expense.  The increase in interest income was primarily attributed to a $83.2 million, or 26.5%, increase in average interest-earning assets outstanding, partially offset by a  22 bps decrease in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $54.4 million, or 20.5%, increase in average interest-bearing liabilities outstanding and a 6bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 2.90% for the quarter ended December 31, 2016 decreased 23bps compared to the net interest margin of 3.13% for the quarter ended December 31, 2015.

Net interest income totaled $11.3 million for the year ended December 31, 2016 and increased $1.5 million, or 15.5%, compared to $9.8 million for the year ended December 31, 2015.  The increase in net interest income was primarily due to a $2.0 million, or 16.2%, increase in interest income, partially offset by a $488,000, or 18.7%, increase in interest expense.  The increase in interest income was primarily attributed to a $46.7 million, or 15.3%, increase in average interest-earnings assets outstanding, and a 3bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $30.8 million, or 11.8%, increase in average interest-bearing liabilities outstanding and a 6bps increase in the average cost of funds on interest-bearing liabilities.  Net interest margin was 3.21% and 3.21% for the years ended December 31, 2016 and December 31, 2015, respectively.

Robert E. Hoeweler, Chairman of the Board, added “Our bank is solidly profitable, generating solid growth of both loans and deposits.  In addition, we are well capitalized with strong credit quality plus have an effective seasoned Leadership Team.  Our business model has proven to resonate with closely held businesses and entrepreneurs.  We remain highly optimistic about our prospects moving into 2017.”

Provision for loan and lease losses.  The provision for loan and lease losses totaled $0 for the quarter ended December 31, 2016 and decreased $50,000, compared to $50,000 for the quarter ended December 31, 2015.  The decrease in the provision for loan and lease losses for the quarter ended December 31, 2016 was primarily due to a continued decrease in the majority of historical loss rates, favorable trends in certain qualitative factors and net recoveries for the quarter.  Net recoveries for the quarter ended December 31, 2016 totaled $32,000.

The provision for loan and lease losses totaled $230,000 for the twelve months ended December 31, 2016 and decreased $20,000, or 8.0%, compared to $250,000 for the twelve months ended December 31, 2015.  The decrease in the provision for loan and lease losses for the year ended December 31, 2016 was primarily due to improved credit quality, a continued decrease in the majority of historical loss rates and favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the year ended December 31, 2016 totaled $75,000 compared to net recoveries of $54,000 for the year ended December 31, 2015.  The ratio of the ALLL to nonperforming loans at December 31, 2016 improved to 983.7% compared to 464.6% at December 31, 2015.

Noninterest income.  Noninterest income for the quarter ended December 31, 2016 totaled $233,000 and increased $28,000, or 13.7%, compared to $205,000 for the quarter ended December 31, 2015. The increase was primarily due to a $69,000 increase in net gains on sales of loans, partially offset by a $38,000 decrease in other noninterest income.  The increase in net gain on sales of loans was primarily due to increased sales activity during the fourth quarter of 2016 compared to 2015.  The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.

Noninterest income for the year ended December 31, 2016 totaled $1.2 million and decreased $171,000, or 12.7%, compared to $1.3 million for the year ended December 31, 2015.  The decrease was primarily due to a $242,000 decrease in other noninterest income, and a $191,000 decrease in net gains on sales of loans, partially offset by a $250,000 increase in service charges on deposit accounts.  The decrease in other noninterest income was due to decreased activity related to the Company’s joint ventures.  The decrease in the net gains on sales of loans was primarily due to lower residential mortgage sales activity.  The increase in service charges on deposit accounts was related to increased pricing, deposit growth and activity and new account relationships.

Noninterest expense.  Noninterest expense increased $148,000, or 6.2%, and totaled $2.5 million for the quarter ended December 31, 2016, compared to $2.4 million for the quarter ended December 31, 2015.  The increase in noninterest expense during the three months ended December 31, 2016 was primarily due to a $206,000 increase in salaries and employee benefits expense and a $21,000 increase in data processing expense, which was partially offset by a $76,000 decrease in professional fees. The increase in salaries and employee benefits was due to an increase in personnel in commercial lending,  operations and information technology to support revenue growth, infrastructure and risk management practices.  The increase in data processing expense was primarily due to expanded service capabilities and technology improvements.  The decrease in professional fees was due to the completion of various consulting projects and other professional fees related to loan workout activity.

Noninterest expense for the year ended December 31, 2016 totaled $9.8 million and increased $212,000, or 2.2%, compared to the $9.6 million for the year ended December 31, 2015.  The overall increase in operating expenses is primarily attributed to a $212,000 increase in salaries and employee benefits, a $192,000 increase in professional, partially offset by $199,000 decrease in FDIC premiums.    Salaries and benefit expenses increased primarily due to an increase in personnel in the commercial lending,  credit administration, operations and information technology areas.  The increase in professional fees was primarily due to increases in recruiting fees,  general legal expense related to certain one-time projects and legal expenses related to loan workout activity.  The decrease in FDIC premiums was due to lower assessment factors charged based on CFBank’s improved performance.

Income tax expense.  Income tax expense was $207,000 for the three months ended December 31, 2016, an increase of $3.4 million compared to ($3.2) million for the three months ended December 31, 2015.  As of December 31, 2015, the Company maintained a valuation allowance against the net deferred tax asset which reduced the deferred tax asset to zero; thus, no income tax expense was recorded for the quarter ended December 31, 2015.  With the $3.2 million reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of bank owned life insurance and other miscellaneous items.  The effective tax rate for the quarter ended December 31, 2016, was approximately 35.0% which management believes is a reasonable estimate for the effective tax rate.

Income tax expense totaled $810,000 for year ended December 31, 2016, an increase of $4.0 million compared to a  $3.2 million credit to income tax expense for year ended December 31, 2015.  With the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of bank owned life insurance and other miscellaneous items.  The effective tax rate for the year ended December 31, 2016, was approximately 33.2% which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $436.1 million at December 31, 2016 and increased $84.8 million, or 24.1%, from $351.3 million at December 31, 2015.  The increase was primarily due to a $49.1 million increase in net loan balances and a $32.0 million increase in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $57.9 million at December 31, 2016, and increased $32.0 million, or 123.8%, from $25.9 million at December 31, 2015.  The increase in cash and cash equivalents was a result of management’s efforts to increase deposit activity in order to fund anticipated loan growth and to improve the loan to deposit ratio.

Securities.  Securities available for sale totaled $14.1 million at December 31, 2016, and increased $4.7 million, or 50.1%, compared to $9.4 million at December 31, 2015.  The increase was due to $6.0 million in purchases, partially offset by scheduled maturities and repayments.

Loans and Leases.    Net loans totaled $346.1 million at December 31, 2016, and increased $49.1 million, or 16.5%, from $297.1 million at December 31, 2015. The increase was primarily due to a $27.6 million increase in commercial loan balances, a $10.6 million increase in single-family loan balances, a $8.8 million increase in commercial real estate loan balances, a $5.3 million increase in multi-family loan balances, and a $1.2 million increase in construction loan balances, partially offset by a $4.1 million decrease in total consumer loan balances.  The increase in single-family residential loan balances was primarily attributed to an increase in balances associated with our Northpointe mortgage program.  The increase in commercial loan balances, single-family residential, commercial real estate, multi-family and construction loans was due to increased sales activity.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $6.9 million at December 31, 2016, and increased $305,000, or 4.6%, from $6.6 million at December 31, 2015.  The increase in the ALLL is due to a combination of factors including a 16.5% increase in net loan balances and net recoveries during the twelve months ended December 31, 2016, which was partially offset by continued improvement in credit quality and a 50.6% decrease in nonperforming loans.  The ratio of the ALLL to total loans was 1.96% at December 31, 2016, compared to 2.18% at December 31, 2015.  In addition, the ratio of the ALLL to nonperforming loans improved to 983.7% at December 31, 2016, compared to 464.6% at December 31, 2015.

Foreclosed assets.  Foreclosed assets totaled $204,000 at December 31, 2016 compared to $1.6 million at December 31, 2015.  Foreclosed assets at December 31, 2016 consisted of one single-family residential property that was transferred into REO at fair value in December 2016.  Foreclosed assets at December 31, 2015 consisted of one multi-family property that was transferred into REO at fair value at the time of transfer in 2013.  The multi-family property was sold during the second quarter of 2016.

Deposits.  Deposits totaled $375.4 million at December 31, 2016, an increase of $84.9 million, or 29.2%, from $290.5 million at December 31, 2015.  The increase is primarily attributed to a $29.4 million increase in certificate of deposit account balances, a $29.0 million increase in checking account balances, and a $26.5 million increase in money market account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund anticipated loan growth and improve the loan to deposit ratio.

Stockholders’ equity. Stockholders’ equity totaled $39.3 million at December 31, 2016, an increase of $980,000, or 2.6%, from $38.3 million at December 31, 2015.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock.

Stock Repurchase Program

In May 2016, the Company announced that its Board of Directors adopted a stock repurchase program pursuant to which the Company may repurchase up to 3% of the Company's common stock over the subsequent six-month period.  The Board of Directors subsequently approved the continuation of this repurchase program for an additional six-month period commencing November 10, 2016.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company's management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  Since the commencement of the program, the Company has repurchased 21,300 common shares for an aggregate purchase price of $30,000 as of December 31, 2016.  All repurchased shares are held by the Company as treasury stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in three major metro Ohio markets – Columbus, Cleveland, and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan and lease losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to generate profits in the future;

•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Year Ended
	December 31,			December 31,
	2016	2015	% change	2016	2015	% change

Total interest income	$3,747	$3,135	20%	$14,409	$12,405	16%
Total interest expense	871	684	27%	3,096	2,608	19%
Net interest income	2,876	2,451	17%	11,313	9,797	15%

Provision for loan and lease losses	-	50	-100%	230	250	-8%
Net interest income after provision for loan and lease losses	2,876	2,401	20%	11,083	9,547	16%

Noninterest income
Service charges on deposit accounts	129	132	-2%	741	491	51%
Net gain on sales of loans	37	(32)	n/m	134	325	-59%
Net gain on sale of securities	-	-	n/m	-	(12)	n/m
Other	67	105	-36%	302	544	-44%
Noninterest income	233	205	14%	1,177	1,348	-13%

Noninterest expense
Salaries and employee benefits	1,355	1,149	18%	4,965	4,753	4%
Occupancy and equipment	147	131	12%	579	533	9%
Data processing	289	268	8%	1,116	1,054	6%
Franchise and other taxes	93	78	19%	358	318	13%
Professional fees	204	280	-27%	1,148	956	20%
Director fees	62	51	22%	228	150	52%
Postage, printing and supplies	38	27	41%	168	198	-15%
Advertising and promotion	39	20	95%	125	145	-14%
Telephone	33	33	0%	123	119	3%
Loan expenses	47	54	-13%	141	207	-32%
Foreclosed assets, net	16	45	-64%	65	137	-53%
Depreciation	52	54	-4%	211	211	0%
FDIC premiums	54	108	-50%	222	421	-47%
Regulatory assessment	3	3	0%	62	131	-53%
Other insurance	25	30	-17%	109	121	-10%
Other	61	39	56%	203	157	29%
Noninterest expense	2,518	2,370	6%	9,823	9,611	2%

Income before income taxes	591	236	150%	2,437	1,284	90%
Income tax expense	207	(3,193)	n/m	810	(3,193)	n/m
Net Income	$384	$3,429	-89%	$1,627	$4,477	-64%
Dividends on Series B preferred stock and accretion of discount	(214)	(214)	0%	(857)	(857)	0%
Earnings attributable to common stockholders	$170	$3,215	-95%	$770	$3,620	-79%

Share Data
Basic earnings (loss) per common share	$0.01	$0.20		$0.05	$0.23
Diluted earnings (loss) per common share	$0.01	$0.15		$0.05	$0.20

Average common shares outstanding - basic	16,037,823	15,957,377		16,020,847	15,857,127
Average common shares outstanding - diluted	16,150,989	22,820,088		16,059,031	22,722,743

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2016	2016	2016	2016	2015
Assets
Cash and cash equivalents	$57,941	$52,302	$13,007	$24,779	$25,895
Interest-bearing deposits in other financial institutions	100	100	100	-	-
Securities available for sale	14,058	9,226	9,329	9,372	9,368
Loans held for sale	2,812	2,466	2,736	1,598	889
Loans and leases	353,050	336,269	330,977	307,195	303,684
Less allowance for loan and lease losses	(6,925)	(6,893)	(6,613)	(6,716)	(6,620)
Loans and leases, net	346,125	329,376	324,364	300,479	297,064
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	204	-	-	1,636	1,636
Premises and equipment, net	3,429	3,494	3,530	3,561	3,609
Bank owned life insurance	4,930	4,896	4,863	4,830	4,797
Accrued interest receivable and other assets	4,571	4,592	4,882	5,154	6,093
Total assets	$436,112	$408,394	$364,753	$353,351	$351,293

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$72,779	$53,515	$37,182	$37,266	$42,926
Interest bearing	302,585	292,339	258,846	255,168	247,541
Total deposits	375,364	345,854	296,028	292,434	290,467
FHLB advances	13,500	15,500	22,500	14,500	14,500
Advances by borrowers for taxes and insurance	408	349	198	353	656
Accrued interest payable and other liabilities	2,393	2,415	2,078	2,369	2,203
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	396,820	369,273	325,959	314,811	312,981

Stockholders' equity	39,292	39,121	38,794	38,540	38,312
Total liabilities and stockholders' equity	$436,112	$408,394	$364,753	$353,351	$351,293

Consolidated Financial Highlights

	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2016	2016	2016	2016	2015	2016	2015

Earnings (loss)
Net interest income	$2,876	$2,936	$2,835	$2,666	$2,451	$11,313	$9,797
Provision for loan and lease losses	$-	$20	$160	$50	$50	$230	$250
Noninterest income	$233	$350	$290	$304	$205	$1,177	$1,348
Noninterest expense	$2,518	$2,512	$2,339	$2,454	$2,370	$9,823	$9,611
Net Income (loss) (1)	$384	$505	$422	$316	$3,429	$1,627	$4,477
Dividends on Series B preferred stock and accretion of discount	$(214)	$(214)	$(215)	$(214)	$(214)	$(857)	$(857)
Earnings (loss) available to common stockholders	$170	$291	$207	$102	$3,215	$770	$3,620
Basic earnings (loss) per common share	$0.01	$0.02	$0.01	$0.01	$0.20	$0.05	$0.23
Diluted earnings (loss) per common share	$0.01	$0.02	$0.01	$0.01	$0.15	$0.05	$0.20

Performance Ratios (annualized)
Return on average assets	0.36%	0.53%	0.47%	0.36%	4.06%	0.43%	1.36%
Return on average equity	3.92%	5.19%	4.37%	3.29%	39.05%	4.19%	12.84%
Average yield on interest-earning assets	3.78%	4.22%	4.29%	4.14%	4.00%	4.09%	4.06%
Average rate paid on interest-bearing liabilities	1.09%	1.08%	1.06%	1.03%	1.03%	1.06%	1.00%
Average interest rate spread	2.69%	3.14%	3.23%	3.11%	2.97%	3.03%	3.06%
Net interest margin, fully taxable equivalent	2.90%	3.32%	3.41%	3.29%	3.13%	3.21%	3.21%
Efficiency ratio	80.99%	76.45%	74.85%	82.63%	89.23%	78.65%	86.14%
Noninterest expense to average assets	2.38%	2.64%	2.61%	2.80%	2.80%	2.60%	2.92%

Capital
Core capital ratio (2)	9.66%	10.28%	10.92%	10.89%	11.12%	9.66%	11.12%
Total risk-based capital ratio (2)	12.46%	13.11%	13.23%	13.69%	13.67%	12.46%	13.67%
Tier 1 risk-based capital ratio (2)	11.20%	11.85%	11.97%	12.43%	12.40%	11.20%	12.40%
Common equity tier 1 capital to risk weighted assets (2)	11.20%	11.85%	11.97%	12.43%	12.40%	11.20%	12.40%

Equity to total assets at end of period	9.01%	9.58%	10.64%	10.91%	10.91%	9.01%	10.91%
Book value per common share	$1.67	$1.69	$1.67	$1.66	$1.64	$1.67	$1.64
Tangible book value per common share	$1.67	$1.69	$1.67	$1.66	$1.64	$1.67	$1.64
Period-end market value per common share	$1.75	$1.41	$1.36	$1.35	$1.32	$1.75	$1.32
Period-end common shares outstanding	16,294,910	16,002,910	16,003,710	16,024,210	16,024,210	16,294,910	16,024,210
Average basic common shares outstanding	16,037,823	16,003,363	16,017,997	16,024,210	15,957,377	16,020,847	15,857,127
Average diluted common shares outstanding	16,150,989	16,021,023	16,028,990	16,033,988	22,820,088	16,059,031	22,722,743

Asset Quality
Nonperforming loans	$704	$868	$1,397	$1,442	$1,425	$704	$1,425
Nonperforming loans to total loans	0.20%	0.26%	0.42%	0.47%	0.47%	0.20%	0.47%
Nonperforming assets to total assets	0.21%	0.21%	0.38%	0.87%	0.87%	0.21%	0.87%
Allowance for loan and lease losses to total loans	1.96%	2.05%	2.00%	2.19%	2.18%	1.96%	2.18%
Allowance for loan and lease losses to nonperforming loans	983.66%	794.12%	473.37%	465.74%	464.56%	983.66%	464.56%
Net charge-offs (recoveries)	$(32)	$(260)	$263	$(46)	$(48)	$(75)	$(54)
Annualized net charge-offs (recoveries) to average loans	(0.04%)	(0.32%)	0.34%	(0.06%)	(0.07%)	(0.02%)	(0.02%)

Average Balances
Loans	$333,178	$327,346	$313,438	$298,158	$280,169	$318,030	$275,091
Assets	$422,681	$380,319	$358,290	$349,991	$338,095	$377,820	$329,184
Stockholders' equity	$39,204	$38,949	$38,632	$38,422	$35,127	$38,802	$34,878

(1)  Net Income for the quarter ended December 31, 2015, includes a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance that occurred in the fourth quarter of 2015.

(2) Regulatory capital ratios of CFBank